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                                                                    EXHIBIT 99.1
                          CARD CAPTURE SERVICES, INC.
                        1996 INCENTIVE STOCK OPTION PLAN

     1. Purpose. The continued growth and success of Card Capture Services, Inc. (the "Corporation") depend on its ability to obtain and retain the services of key employees of the highest competence, and to provide incentives for effective service and high-level performance. The purposes of this Incentive Stock Option Plan (the "Plan") are to provide a means whereby the Corporation can continue to attract, motivate and retain key employees who can contribute materially to the Corporation's growth and success, and to facilitate the acquisition of shares of the Corporation's Class A or Class B common stock (the "Stock") by key employees pursuant to options meeting the requirements of Internal Revenue Code of 1986 (as amended) ("Code") (S)422, so that such key employees will more closely identify their interests with those of the Corporation and its shareholders.

     2. Stock. The Stock subject to options under the Plan shall be shares of the Corporation's authorized but unissued or reacquired Stock. Subject to the adjustments described in Section 6 of the Plan, the aggregate number of shares that may be issued pursuant to the Plan shall not exceed 1,649,924 shares of Stock. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. More than one option may be granted to the same employee. In the event any outstanding option granted under the Plan for any reason expires or is terminated, the shares of Stock allocable to the unexercised portion of such option may again be the subject of options granted under the Plan.

     3. Eligibility. The persons who shall be eligible to receive awards of options shall be such key employees (including officers, whether or not they are directors) of the Corporation as may be selected from time to time by the Board of Directors of the Corporation (the "Board").

     4. Administration. The Plan shall be administered by the members of the Board. The Board shall have full power and authority, subject to the provisions of the Plan, to:

          (a)  Designate participants;

          (b) Determine the number of options to be granted to each participant;

          (c) Determine the terms of option agreements for each option;

          (d) Supervise administration of the Plan;

          (e) Interpret the provisions of the Plan and option agreements granted under it; and

          (f) Take all action in connection with the Plan as it deems necessary or advisable.

     Subject to the provisions of the Plan, the Board may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board shall be final and conclusive. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to implement the Plan
and it shall be the sole and final judge of such expediency.   No member of the
Board shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

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     5.   Terms and Conditions of Options.  Options under the Plan granted by the Board shall be evidenced by stock option agreements in such form as the Board shall from time to time approve, and shall comply with and be subject to the following terms and conditions:

          5.1 Number of Shares. Each option agreement shall state the number of shares of Stock subject to the option.

          5.2 Option Price. Each option agreement shall state the option price, which shall be not less than 100% (110% for 10% Shareholders, as defined below) of the fair market value, on the date the option is granted, of the
shares of Stock subject to the option.   A "10% Shareholder" is any person who,
at the time an option is granted, owns stock of the Corporation possessing more than 10% of the combined voting power of all classes of stock of the Corporation or any affiliate.

          5.3 Determination of Fair Market Value. The fair market value per share of Stock shall be determined by the Board in good faith at the time the option is granted. If the Stock is not publicly traded on the date the option is granted, the Board may consider any valuation methods it deems appropriate and may, but is not required to, obtain one or more independent appraisals of the Corporation.

          5.4 Option Period and Limitations on Exercise. Each option shall expire and shall not be exercisable after the expiration of 10 years (5 years for 10% Shareholders) from the date the option is granted, or such lesser period as may be established by the Board at the time the option is granted. Each option shall be exercisable by the optionee either immediately or after such period, and according to such schedule for exercise, or in such other manner as the Board shall provide in the option agreement at the time the option is granted. Notwithstanding any other provision of the Plan, options granted under the Plan shall be exercisable only while the optionee remains an employee of the Corporation, except that

               (a) in the event of (1) an optionee's termination of employment with the Corporation by reason of disability (within the meaning of Code
     (S)22(e)(3)), or (2) an optionee's death while an employee of the Corporation, the option agreement may allow the option to remain exercisable, to the extent it was exercisable on the date of termination or the date of death, by the optionee or the estate or devisee of the decedent, until the expiration date of the term of the option or 1 year after the date of the optionee's termination of employment or death, whichever date is earlier; and

               (b) in the event of an optionee's involuntary termination of employment with the Corporation without cause, the option agreement may allow the option to remain exercisable, to the extent it was exercisable on the date of termination, by the optionee until the expiration date of the term of the option or 3 months after the date of the optionee's termination of employment, whichever date is earlier; and

               (c) the Board, at the time of grant or at any time thereafter, may extend the 1 year and 3 month exercise periods any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board may determine; and

               (d) to the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

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          5.5  Securities Restrictions.  All option agreements evidencing options granted under the Plan shall provide that:

               (a) If the Board at any time determines that registration or qualification of the Stock or any option under state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, then the option may not be exercised, in whole or in part, until such registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

               (b) Any person exercising an option to purchase shares of Stock may be required by the Corporation to give a written representation that he or she is acquiring such shares for his or her own account for investment and not with a view to the distribution of such shares.

          5.6 Payment of Purchase Price. The option price upon exercise of an option under the Plan shall be payable to the Corporation in cash or, in the discretion of the Board, in installments on such terms and over such period as the Board shall determine. With the consent of the Board, in whole or in part, the option price may also be paid in Stock of the Corporation valued at fair market value.

          5.7 Nontransferability. Options shall not be transferable except by testamentary will or the laws of descent and distribution, and shall be exercisable during an optionee's lifetime only by the optionee.

          5.8 Shareholders' Agreement. Each option agreement shall provide that, as a condition of exercising any option granted under the Plan, the optionee shall agree to enter into and be bound by the agreement in force at the time of such exercise among the Corporation and its shareholders relating to the repurchase by the Corporation or continuing shareholders of its outstanding shares in certain circumstances and prohibiting competition with the Corporation.

          5.9 Multiple Agreements. The terms of each option may differ from other options granted under the Plan at the same time or at some other time. The Board may also grant more than one option to a given optionee during the term of the Plan, either in addition to, or in substitution for, one or more options previously granted to that optionee.

          5.9 Other Provisions. Any option agreement may contain such other or additional terms and provisions as may be determined by the Board to be consistent with the Plan, or necessary or desirable to comply with the provisions of applicable laws, rules or regulations.

     6. Adjustments. In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of the Stock, the Board may, in order to prevent the dilution or enlargement of rights under outstanding options, make such adjustments in the number and type of shares authorized by the Plan, the number and type of shares covered by outstanding options and the exercise prices specified therein as may be determined to be appropriate and equitable.

          6.1 Conditions and Restrictions. If, by reason of an adjustment, an optionee shall be entitled to exercise an option with respect to new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Stock subject to the option prior to such adjustment.

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          6.2  Fractional Shares.  In connection with any adjustment under this
Section 6 resulting in a fractional share interest, such interest may be rounded down to the nearest whole share if such interest is less than 0.5 share; otherwise, such fractional share interest may be rounded up to the nearest whole share.

     7.   Change in Control.

          7.1 Effect. Notwithstanding anything contained in the Plan but subject to any term in an option agreement to the contrary, in the event of a Change in Control, (i) all options granted under the Plan and outstanding on the date of such Change in Control shall become immediately and fully exercisable and (ii) upon termination of an optionee's employment with the Corporation following a Change in Control, options held by such optionee shall remain exercisable until the later of 1 year after termination or 60 days following the expiration of the Pooling Period (in the event the Change in Control constitutes a Pooling Transaction), but in no event beyond the stated term of the option.
In addition, as and to the extent set forth in the option agreement evidencing the grant of an option, an optionee will be permitted to surrender for cancellation within 60 days after such Change in Control, any option or portion of an option, to the extent not yet exercised, and the optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of the fair market value on the date preceding the date of surrender of the Stock subject to the option or portion thereof surrendered over the aggregate purchase price for such Stock under the option or portion thereof surrendered. Provided, however, that in the case of an option granted within 6 months prior to the Change in Control to any optionee who may be subject to liability under Section 16(b) of the Exchange Act, such optionee shall be entitled to surrender his option for cancellation during the 60 day period commencing upon the expiration of 6 months from the date of grant of any such option.

          7.2 Change in Control. A "Change in Control" shall have the meaning as set forth in the Amended and Restated Employment Agreement dated March 6, 1997 between the Corporation and the optionee and shall include a sale of all or substantially all of the assets of the Corporation.

          7.3 Pooling Transactions. Notwithstanding anything contained in the Plan or any option agreement to the contrary, in the event of a Change in Control which is also intended to constitute a Pooling Transaction, the Board shall take such actions, if any, which are specifically recommended by an independent accounting firm retained by the Corporation to the extent reasonably necessary in order to assure that the Pooling Transaction will qualify as such, including but not limited to (I) deferring the vesting, exercise, payment, settlement or lapsing of restrictions with respect to any option, (ii) providing that the payment or settlement in respect of any option be made in the form of cash, Stock or securities of a successor or acquirer of the Corporation, or a combination of the foregoing, and (iii) providing for the extension of the term of any option to the extent necessary to accommodate the foregoing, but not beyond the maximum term permitted for any option.

          (a) "Pooling Transaction" means an acquisition of or by the Corporation in a transaction which is intended to be treated as a "pooling of interests" under generally accepted accounting principles.

          (b) "Pooling Period" means, with respect to a Pooling Transaction, the date on which the combined entity resulting from such Pooling Transaction publishes 30 days of combined operating results, or if the Board makes a determination, such other period following the Pooling Transaction which the Board reasonably determines is appropriate in connection with the Pooling Transaction as a means of qualifying for an pursuing "pooling of interests" accounting treatment.

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     8.   Proceeds.  The proceeds received by the Corporation from the sale of
Stock pursuant to the Plan will be used for general corporate purposes.

     9.   Tax Withholding.

          9.1 Withholding. At such times as an optionee recognizes taxable income in connection with the receipt of Stock or cash hereunder (a "Taxable Event"), the optionee shall pay to the Corporation an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Corporation in connection with the Taxable Event (the "Withholding Taxes") prior to the issuance, or release from escrow, of such Stock or the payment of such cash. The Corporation shall have the right to deduct from any payment of cash to an optionee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes.
In satisfaction of the obligation to pay Withholding Taxes to the Corporation, the optionee may make a written election (the "Tax Election"), which may be accepted or rejected in the discretion of the Board, to have withheld a portion of the Stock then issuable to the optionee having an aggregate fair market value, on the date preceding the date of such issuance, equal to the Withholding Taxes. Notwithstanding the foregoing, the Board may, by the adoption of rules or otherwise, modify the provisions of this Section 9.1 or impose such other restrictions on Tax Elections as may be necessary to ensure that the Tax Elections will be exempt transactions under Section 16(b) of the Exchange Act, and the Board may also permit Tax Elections to be made at such other times and subject to such other conditions as the Board determines will constitute exempt transactions under Section 16(b) of the Exchange Act.

          9.2 Notice. If an optionee makes a disposition, within the meaning of Code (S)424(c) and regulations promulgated thereunder, of any Stock issued to such optionee pursuant to the exercise of an incentive stock option within the 2 year period commencing on the day after the date of the grant or within the 1 year period commencing after the date of transfer of such Stock to the optionee pursuant to such exercise, the optionee shall, within 20 days of such disposition, notify the Corporation of such disposition by delivery of written notice to the Corporation at its principal executive office.

     10. Obligation to Exercise; Right to Continued Employment. The granting of an option shall impose no obligation on the optionee to exercise the option. The granting of an option does not confer any right to be continued in the employment of the Corporation.

     11. Amendment and Discontinuance. The Board may alter, amend, suspend, or terminate the Plan, provided that the Board may not, without further approval by the holders of at least two-thirds of the outstanding shares of stock of the Corporation entitled to vote,

          (a) Increase the aggregate number of shares of Stock for which options may be granted under the Plan (except for adjustments pursuant to Section 6);

          (b) Decrease the option price at which Stock may be offered;

          (c) Materially modify the requirements as to eligibility for participation in the Plan; or

          (d) Alter or impair, without the optionee's consent, the rights or obligations under any option previously granted pursuant to the Plan.

     12. Term of Plan and Effective Date. The Plan shall become effective on the date the Plan is approved by (1) the Board and (2) the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote, whichever shall last occur. The Plan must be so

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approved by the shareholders of Corporation within 12 months after the Plan is approved by the Board. Options may be granted pursuant to the Plan from time to time within 10 years after the Plan becomes effective.

6--1996 INCENTIVE STOCK OPTION PLAN